A0834719

C1564355

FILED
Secretary of State
State of California

OCT 07 2019

CERTIFICATE OF CORRECTION OF

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

2050 MOTORS, INC.

Vikram Grover certifies that:

The name of the corporation is 2050 Motors, Inc.

He is the President and the Secretary of 2050 Motors, Inc., a California corporation.

Article IV of the Articles of Incorporation of this corporation, as per a Certificate of Amendment of Articles of Incorporation filed April 18, 2018, is corrected to read as follows:

"The total number of shares which this corporation shall be authorized to issue is 1,010,000,000 in two classes: 1,000,000,000 shares shall be designated Common Stock, no par value ("Common Stock"), and 10,000,000 shares shall be designated Preferred Stock, no par value ("Preferred Stock").

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Vikram Grover, President & Secretary 10/03/2019